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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

               SHOPKO AND PHAR-MOR TERMINATE PLANNED COMBINATION

           CITE CONTINUING UNCERTAINTIES IN CONSUMMATING TRANSACTION;
                          WILL PURSUE GOALS SEPARATELY
                        _______________________________


     GREEN BAY, Wis., and YOUNGSTOWN, Ohio, April 2 -- ShopKo Stores, Inc., (NYSE: SKO) and Phar-Mor, Inc. (NASDAQ: PMOR) said today that they have terminated by mutual agreement their planned business combination which was first announced in September 1996. The companies cited continuing uncertainties in consummating the transaction, stating they will pursue their respective goals separately.

     "While we continue to believe that a strategic combination would make sense, it became clear that the transaction as contemplated was not likely to be completed and that the continuing uncertainty is not in the best interests of our shareholders," said Dale P. Kramer, President and Chief Executive Officer of ShopKo Stores. "We wish the board and management of Phar-Mor well and intend to promptly turn our attention to addressing the strategic goals which the transaction sought to achieve. We are confident that those goals -- expanding both the scale and scope of our business and providing an exit strategy for SUPERVALU in a way that benefits remaining shareholders -- can be achieved."

     Kramer continued: "ShopKo's track record of strong performance positions us well in today's marketplace. As we consider strategic alternatives to meet our goals, we will remain highly focused on achieving strong performance from our existing operations. We are very optimistic about the future of this company."

     "We will continue to pursue other strategic opportunities that will allow us to build on our market position and enhance the Phar-Mor concept," said Phar-Mor Chairman and Chief Executive Officer Robert Haft. "Phar-Mor remains an innovative retailer with a proven management team, two exciting new prototypes and a marketing campaign that continues to bring new customers into our stores every day."

     ShopKo Stores, Inc. is a leading retailer operating 130 stores in 15 states, concentrated in the Upper Midwest, Mountain, and Pacific Northwest states, and ProVantage, Inc., its wholly owned subsidiary, which specializes in prescription benefit management (PBM), vision benefit management (VBM) and health decision support services (DSS).

Phar-Mor, Inc. is a retail drug store chain operating 103 stores in 18 states, concentrated in Ohio, Pennsylvania and Virginia.